College Bound Student Alliance, Inc

                 Form 10-KSB for Fiscal Year Ended July 31, 2002

                                                                   Exhibit 10.14

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                      COLLEGE BOUND STUDENT ALLIANCE, INC.

                         EXECUTIVE EMPLOYMENT AGREEMENT
                                       of
                                   DOUG ROTHER

     THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made as of October 1, 2001, by and between College Bound Student Alliance, Inc., a Nevada corporation (the "Company"), with an address at 333 South Allison Parkway, Lakewood, Colorado 80226, and Doug Rother, a resident of the State of Colorado, with an address at 16491 W. Ellsworth, Golden, Colorado 80401 (the "Employee").

     In consideration of the premises and mutual covenants contained herein, the parties agree as follows:

     1. Employment. For a term of five (5) years from the date above (the "Effective Date"), with automatic annual extensions thereafter, unless either party gives notice to the other no less than thirty (30) days before the end of any term that this agreement will not be renewed, Employee shall be employed as the President of the Company, and shall have the duties and responsibilities customary to someone in that position, including the duties and responsibilities set forth on Schedule 1, subject to the Company's right to expand, limit, or change such duties; provided that it is envisioned by Employee and Company that Employee shall become the Chief Executive Officer ("CEO") of Company by the end of the first year of the term of this Agreement, premised upon acceptable performance by Employee under this Agreement and otherwise as determined by Company's Board of Directors in its sole and absolute discretion. Company and Employee understand and agree that Employee is considered to be part of executive and management personnel of Company and/or professional staff as contemplated by C.R.S. ss. 8-2-113(2)(d), a copy of which is attached hereto as
Schedule 2 and incorporated into the terms hereof by this reference. During the term of employment hereunder, Employee shall report to the current Chief Executive Officer of the Company and/or the Board of Directors and shall devote his best efforts and full business time and attention to the business and affairs of the Company, excluding time off for vacation (four (4) weeks per year pro-rated after the first ninety (90) days of the term of this Agreement) and reasonable time off for illness and sick days in accordance with the Company's policies in effect from time to time. Employee shall perform his duties and responsibilities to the Company hereunder to the best of his abilities in a diligent, trustworthy, businesslike, and efficient manner.

     Employee understands that the employment hereunder and all terms of this Employment Agreement shall be subject to a ninety (90) day trial period during which time the employment hereunder may be terminated immediately by either the Employee or the Company for any lawful reason or no reason at all, without prior notice and without any further liability. Should Employee's employment hereunder be terminated by the Company during the ninety (90) day trial period, Employee shall receive only the base salary compensation for the period of time during which he was employed by the Company and shall not receive any deferred compensation, stock options, bonuses, or any other incentives.

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     2. Compensation and Benefits.
        -------------------------

     a. (1) Employee's Base Salary. In consideration for rendering the services as set forth herein, Employee shall receive an annual base salary in the following amount as the case may be: (i) when serving as President, in the amount of One Hundred and Twenty Thousand ($120,000) Dollars per year, of which Seventy-Two Thousand ($72,000) Dollars shall be paid semi-monthly in arrears, and the remaining Forty-Eight Thousand ($48,000) Dollars deferred and payable in accordance with paragraph 2.b. below; and (ii) when serving as CEO, in the amount of One Hundred and Sixty Thousand ($160,000) Dollars per year of which Employee will receive the deferral portion of said One Hundred and Sixty Thousand ($160,000) Dollars compensation on a basis proportional to receipt of deferred compensation by the other key principals of the Company. All amounts payable to Employee as salary, bonus, and other compensation hereunder shall be subject to taxes and customary withholding by the Company. Employee's salary will be reviewed by the Company and Employee annually on each anniversary of the effective date of the Agreement and shall be adjusted only upon mutual agreement of the parties.

     (2) Signing Bonus. Employee shall also receive a signing bonus of Fifty Thousand ($50,000) Dollars which shall be deferred and paid in accordance with paragraph 2.b. below.

     b. Deferred Compensation. The deferred compensation referenced in subparagraph (a) above shall be payable to Employee upon the earlier to occur of
(i) November 1, 2002 (provided Employee is employed by Company on such date pursuant to this Agreement); or (ii) upon Company obtaining equity financing in the amount of at least One Million Five Hundred Thousand ($1,500,000) Dollars; or (iii) upon Employee's termination of employment pursuant to this Agreement if Employee is terminated "without cause" by Company subsequent to the initial ninety (90) day trial period. In addition, the full applicable periodic compensation shall be paid and there shall be no deferral in each month where the Company is realizing over One Hundred Thousand ($100,000) positive cash flow per month, after payment of all expenses and costs of whatever kind or nature, including, without limitation, loan repayments, principal and interest.

     c. Stock Options. Employee shall receive options to purchase shares of common stock of the Company pursuant to the Stock Option Agreement which is part of Schedule 1 annexed hereto and paragraph 3.a. and 3.c. hereof. Employee is hereby granted the option to purchase a total of five hundred thousand (500,000) shares of common stock of the Company at a strike price of fifty cents ($0.50) per share which options will be issued and shall vest annually (at the end of each year during the term of this Agreement upon each annual anniversary of the Effective Date) at a rate of one hundred and twenty-five thousand (125,000) shares per year. Such vested options are exercisable within three (3) years from the date of vesting as further described in the attached Stock Option Agreement.; provided that (i) no such options shall vest or be deemed to vest if the employment hereunder is terminated within the first ninety (90) days of the term of this Agreement; or (ii) if the employment hereunder is terminated by the Company "for cause" at any time during the term of this Agreement, then all remaining options, including all non-vested options and all vested but unexercised options shall be terminated and shall be null and void, notwithstanding the fact that in such event, certain of such options may have otherwise vested (but were not exercised) prior to such termination "for cause."

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     d. CEO Compensation. Should Employee become Company CEO, as contemplated by this Agreement: (i) Employee shall be given a seat on the Company's Board of Directors; and (ii) Employee's compensation shall be adjusted to the amounts set forth in Section 2.a. above. Further, in such event Employee shall be granted an additional option to acquire an additional two hundred fifty thousand (250,000) shares of the Company's common stock at a strike price of fifty cents ($.50) per share, further subject to the Stock Option Agreement annexed as part of Schedule 1 hereto. Such additional options will thereafter vest at the rate of sixty-two thousand five hundred (62,500) shares per year (upon each annual anniversary of the date of Employee's promotion to CEO).

In the event of a "Change in Control" in the Company as defined below, Employee shall be vested for all then unconditionally granted stock options. For purposes of this Agreement, "Change in Control" shall mean: (i) sale of substantially all of the assets of the Company, or (ii) the acquisition by any corporation or group of associated persons acting in concert, of an aggregate of fifty-one percent (51%) of the outstanding shares of voting stock, or (iii) by the election as directors of the Company of persons who were not directors at the time of any such acquisition of the Company referenced in subparagraph (ii) above if such persons shall become a majority of the Board of Directors of the Company outside of the ordinary course of its business.

     e. Bonus. In addition to all other compensation, the Employee within five
(5) days of filing by the Company of the Company's annual 10K statement for the fiscal year ending July 31, 2002, with the U.S. Securities and Exchange Commission, shall receive a bonus of Ninety Thousand ($90,000) Dollars in a lump sum payment, subject to all applicable taxes and withholding, if and only if the Company generates greater than Eighteen Million ($18,000,000) Dollars in gross revenues, less taxes, for the fiscal year ending July 31, 2002, as determined by the Company's independent auditors.

     f. Benefits. The Employee shall be eligible to be a participant in any medical, dental, disability, or health benefit plans which the Company may provide to similarly situated employees from time to time, as well as be included in any pension plan or profit sharing that the Company may implement from time to time, provided that Employee shall be entitled to substantially the same benefits package as currently enjoyed by similarly situated employees.

     g. Expenses. The Company agrees that Employee shall be entitled to reimbursement for traveling, entertainment, and other expenses reasonably incurred by Employee in the performance of his employment obligations and responsibilities and reasonably related automobile expenses as are available to similarly situated executive employees; provided that such expenses be pre-approved by the Company and that the Company's liability in this regard shall otherwise be limited by the terms and conditions of Company policies in effect on the date that the expense is incurred.

     3. Termination.
        -----------

     a. "For Cause" by Company. This Agreement may be terminated by Company "for cause," at any time, effective upon written notice to Employee. The term "cause" shall mean any one of the following: (a) Employee has breached this Agreement, which breach remains uncured to the reasonable satisfaction of the Board of Directors of Company for thirty (30) days after Employee receives written notice thereof from the Board of Directors; (b) Employee has committed willful misconduct or any willful violation of law in the performance of Employee's duties to Company; (c) Employee has willfully failed to follow reasonable,

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lawful, and explicit instructions of the Board of Directors of Company concerning the operations or business of Company; (d) Employee has been convicted of a felony deemed by Company to be adverse to its business or reputation; (e) Employee has willfully misappropriated funds or property of Company; (f) Employee has willfully obtained a personal profit from any transaction which constitutes a corporate opportunity of Company or any affiliates, unless the transaction was approved in writing by Company's Board of Directors after full disclosure of all details relating to such transaction, or
(g) Employee has directly or indirectly caused a breach of the confidentiality or non-compete provisions of this Agreement, or (h) Employee works part time for any other entity, where such work interferes with Employee's duties and responsibilities pursuant to this Agreement, provided that Employee may not work full-time for another entity in any event.

     b. "Without Cause" by Company. This Agreement may be terminated "without cause" by the Company at anytime effective upon written notice to Employee: provided that if Employee is terminated "without cause," severance will be paid to the Employee strictly as follows: (i) if the Employee is terminated "without cause" subsequent to the first ninety (90) days of the date of the execution of this Agreement but otherwise within one year of the date of execution of this Agreement, the Employee shall continue to be paid his base salary for one (1) month; (ii) if the Employee is terminated "without cause" later than one year after execution of this Agreement, the Employee shall continue to be paid his base salary for two (2) months; (iii) if the Employee is terminated "without cause" later than two years after execution of this Agreement, the Employee shall continue to be paid his base salary for three (3) months; (iv) if the Employee is terminated "without cause" later than three years after the execution of this Agreement, the Employee shall continue to be paid his base salary for four (4) months; and (iv) if the Employee is terminated "without cause" later than four years after execution of this Agreement, the Employee shall continue to be paid his base salary for five (5) months.

     c. Voluntarily by Employee. In the event Employee elects to voluntarily terminate his employment pursuant to notice as provided herein, Company shall pay Employee the prorated compensation through the date of termination and any unexercised stock options (whether vested or not) held by Employee shall automatically expire and automatically be deemed terminated and of no further force and effect following ninety (90) days after such notice of voluntary termination. Subject to the foregoing sentence and subparagraph 3.d. below, upon payment by Company of such prorated compensation, Company shall be relieved of all further obligations to Employee under this Agreement. In such event, Employee will continue to be bound by the provisions of Sections 5 and 6 hereof.

     d. Effect of Termination on Stock Options as to Sections 3(a) and 3(c). If Employee is terminated by Company pursuant to subparagraph 3.a. or 3.b. or by Employee pursuant to subparagraph 3.c. he must exercise all vested stock options within ninety (90) days of termination, and any unexercised stock options (whether vested or not) held by Employee in the shares of Company or in the shares of any affiliate of Company shall automatically expire upon such termination and automatically be deemed terminated and of no further force and effect. This provision shall control any inconsistent or conflicting provision in this Agreement and in any other agreement between Company and Employees or between any affiliate of Company and Employee.

     e. Death or Disability. The term of employment hereunder shall also terminate immediately upon the death or "permanent disability" of the Employee ("permanent disability" being defined as the inability of the Employee to

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adequately perform his work in accordance with the provisions of this Agreement for a period of ninety (90) days), and thereupon the Employee shall not be entitled to receive any further salary or other compensation; provided however, that the Employee, or the Employee's estate or guardian, as the case may be, shall be entitled to exercise any vested unexercised stock options pursuant to their terms, and all non-vested stock options shall be automatically terminated notwithstanding anything to the contrary in this Agreement

     4. Notice Period. Employee and Company understand and agree that should Employee terminate employment subsequent to the initial ninety (90) day trial period of this Agreement, he will give Company thirty (30) days' advance written notice (the "Notice Period"). Company shall give Employee a similar thirty (30) day notice in the event of any termination "without cause" pursuant to the Agreement. Company may, at its option, pay Employee for the Notice Period in lieu of active employment during the Notice Period. A party's exercise of its rights under this paragraph shall be without prejudice to any other right or remedy which it may have at law, in equity, or under this Agreement, including, without limitation, Company's right to terminate such employment without notice for "for cause."

     a. Company agrees to continue in effect during the Notice Period payment of salary only without bonus or any other compensation to which Employee may otherwise have been entitled to under this Agreement, which payments shall be made if and only if the Employee has executed and delivered to the Company a general release of all claims against the Company and its stockholders, directors, and employees in form and substance satisfactory to the Company and only so long as Employee has not breached and during the Notice Period does not breach the provisions of Sections 5 and 6 hereof, which provisions shall extend beyond the term of employment and shall survive termination or expiration of this Agreement.

     b. Employee agrees that during the Notice Period he will cooperate fully with Company in all matters relating to the winding up of any pending work and the orderly transfer to other Company employees of accounts and matters for which Employee has been responsible.

     c. Employee agrees that, prior to the expiration of the Notice Period, he will make best efforts to return to Company all lists of prospects, candidates, and other matters compiled by Company's management and research staff, or by Employee while employed by Company, and all business records and materials related thereto, whether in tangible form, or on computer hard disks, diskettes, on tape drives or any electronic media, computer literature, correspondence, notes, memoranda, reports, summaries, manuals, proposals, contracts, and other documents of any kind which relate in any way to the business of Company, including specifically all materials which comprise or refer to Company's Confidential Information (as defined below). Employee will not retain any copy, facsimile, or note intended to memorialize any such data. Employee further agrees that Company's Confidential Information and trade secrets remains the sole and exclusive property of Company and subject to the terms of this Agreement.

     d. Employee agrees that, at or about the expiration of the Notice Period, Company may convene an exit interview to review the status of accounts and matters for which Employee has most recently been responsible to ensure that Employee has fully obtained any entitlements which may be available under this Agreement and/or to confirm that Employee clearly understands the nature and scope of all of his post-employment obligations.

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     5. Confidentiality.
        ---------------

     a. Employee recognizes that by virtue of Employee's employment by Company Employee will be afforded numerous and extensive resources to assist Employee in the solicitation, development, production and servicing of business clients. Employee understands and agrees that all efforts that Employee expends and programs and strategies Employee develops in this regard shall be for the permanent and exclusive benefit of Company, that Company shall secure and retain indefinitely the proprietary interest in all such business clients, and that Employee will not undertake any action which could in any way disturb Company's relationship with said business clients or Company accounts.

     b. Employee further recognizes that by virtue of his employment relationship to Company, Employee will be granted otherwise prohibited access to confidential, proprietary information and data of Company which is not known either to its competitors or within the collegiate student business and related financial planning business generally and which has independent economic value to Company and to its subsidiaries and affiliates. This information (hereinafter referred to as "Confidential Information") includes trade secrets, as contemplated by C.R.S. ss.ss.7-74-102(4) and 8-2-113(2)(b) (a copy of which is attached hereto as Schedule 2 and the terms of which are incorporated herein by this reference) and also includes, but is not limited to, the whole or any portion or phase of any technical information, process, procedure, formula, improvement, confidential business or financial information, business plan, listing of names, addresses, or telephone numbers, or other information relating to Company, its subsidiaries and affiliates' business which is secret and of value, including, but not limited to, data relating to Company, its subsidiaries and affiliates' unique marketing and servicing programs, procedures and techniques; business, management and personnel strategies; the criteria and formulae used by Company, its subsidiaries and affiliates in pricing their products; lists of prospects, candidates, and other matters compiled by Company, its subsidiaries and affiliates' management and research staff; the identity, addresses, telephone numbers, authority and responsibilities of key contacts at Company accounts or its subsidiaries' or affiliates' accounts, including, but not limited to, high schools and colleges; details concerning the academic, athletic and personal backgrounds of student-athlete collegiate scholarship candidates, including attributes of the scholarship candidates; commission rates of Company, its subsidiaries and affiliates' personnel; and other data showing the particularized requirements and preferences of clients and Company, its subsidiaries and affiliates' accounts, including, but not limited to, high schools and colleges. Employee recognizes that this Confidential Information constitutes a valuable property of Company and of its subsidiaries and affiliates developed over a long period of time and at substantial expense. Accordingly, Employee agrees that Employee will not, at any time during the employment relationship with the Company or for a period of three (3) years after the termination of the Employment relationship with Company, divulge such Confidential Information or make use of such Confidential Information for Employee's own purposes or the purposes of another.

     6. Non-Compete. Employee recognizes Company's legitimate interest in protecting, during and for a reasonable period of time following the termination of Employee's employment, those Company accounts and business contacts with which Employee will be associated during his employment. Accordingly, Employee

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understands and agrees that while employed by Company and for a period of three
(3) years following termination of employment with Company (unless, the Employee has been terminated "without cause" by Company, in which case for a period of one (1) one year following termination), Employee will not compete with the business of the Company or of any subsidiary or affiliate of Company or solicit the customers of the Company or of any subsidiary or affiliate of Company. The geographic limitation within which the Employee shall not compete includes any states in which Company, including its subsidiaries, conducts its business as of the date of the termination of Employee's employment with the Company. Notwithstanding this location limitation, Employee will not, during the non-competition period, solicit or perform work for any of Company's existing customers or clients as of the date of termination of Employee's employment, regardless of the location from which such work is performed. If the time or geographic limitation set forth herein is deemed to be unreasonable, Employee agrees to abide by the maximum time or geographic limitation decided by a court or other tribunal of competent jurisdiction.

     7. Breach of Agreement. Employee and Company understand and agree that any breach or evasion of any term of this Agreement will potentially give rise to actions for breach of contract or tort, which may be brought in any court of competent jurisdiction. Employee recognizes that the rights and privileges granted to Employee by this Agreement and Employee's services and Employee's corresponding covenants to Company are of a special, unique, and extraordinary character, the loss of which cannot reasonably or adequately be solely compensated for in damages in any action at law or through the offset or withholding of any monies to which Employee otherwise might be entitled from Company. Accordingly, Employee understands and agrees that Company shall also be entitled to equitable relief, including a temporary restraining order and preliminary and permanent injunctive relief, to prevent a breach of this Agreement. The remedies available to Company under this Agreement are cumulative. Company may, in its sole and absolute discretion, elect to pursue all or any of such remedies. Such remedies are in addition to any given by law or equity and may be enforced successively or concurrently.

     8. Successors or Assigns. This Agreement will be binding upon and benefit the parties hereto and their assigns, executors, heirs, or successors, provided that Employee will not assign any obligation hereunder without the Company's prior written consent, which consent may be withheld by Company for any reason, and any such attempted assignment shall be void.

     9. Amendment, Modification, or Waiver. No amendment, modification or waiver of any condition, provision, or term of this Agreement will be valid or of any effect unless made in writing and signed by the party or parties to be charged. Any waiver by any party of any default of the other party will not affect or impair any rights arising from any subsequent default by such party.

     10. Severable Conditions. Each provision of this Agreement is intended to be severable. If any provision hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the remainder of this Agreement.

     11. Entire Agreement. This Agreement contains the entire agreement and understanding of the parties respecting the transaction contemplated hereby and supersedes all prior agreements and understandings between the parties respecting the subject matter of this Agreement.

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     12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado with exclusive venue for the enforcement hereof to be in Jefferson County, Colorado. Both parties consent to personal jurisdiction in the courts of Colorado located in Jefferson County, Colorado.

     13. Attorneys' Fees. The substantially prevailing party in any litigation or other proceeding enforcing this Agreement shall be entitled to reimbursement of all costs and expenses including, without limitation, reasonable attorneys' fees at each trial and appellate levels.

     14. Captions. The captions in this Agreement are included for purposes of reference only and are not part of the text of this Agreement.

     15. Counterparts. This agreement may be executed in several counterparts all of which shall constitute one and the same Agreement.

     EXECUTED as of the date first above written.

Employee:

----------------------------------------------------------
         Doug Rother
         Date:  October ___, 2001


Company:

COLLEGE BOUND STUDENT ALLIANCE, INC., a Nevada corporation

By:
   -------------------------------------------------------
         Jerome A. Lapin, Chief Executive Officer
         Date  October ___, 2001

(Corporate Seal)

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                                   SCHEDULE 1
                               TERMS OF EMPLOYMENT
                                       OF
                                   DOUG ROTHER

                           SCOPE AND RESPONSIBILITIES

     o    Guiding and directing the current, ongoing operations.
     o    Developing and shaping strategies required for future growth
     o    Broadening the internal infrastructure
     o    Increasing the company's identity in the markets served
     o Directing the future operation and direction towards the goal of expanding current revenue level of $7.5MM to a level of approximately $100MM, or more, within a five (5) year period.
     o Leadership: Establish one's self as the leader, taking the company to its next level of company objectives. Facilitate team building, employee involvement, and focus energy toward successful achievement of company goals.
     o Resource Management: Build, retain, recruit and develop a strong team of motivated professionals. Ability to identify talent and utilize that talent to its highest potential. Strengthen and positively influence the internal culture of the company.
     o Organizational Development: Develop the strategic business plan for the future growth of the company, and identify and implement necessary infrastructure expansion objectives.
     o Financial Advancement: Explore, define, analyze and obtain financing when required.
     o Marketing: Direct the formulation of a strategic marketing plan to increase name recognition and presence in the marketplace. Establish and actively pursue business alliances in target markets and related technologies.
     o Sales Management: Expand, structure, and staff an active, effective, and quality direct sales organization led by qualified and effective management.
     o Product Development: Expand, structure, and staff a competent and effective development organization led by qualified and effective management.
     o Industry Understanding: Maintain a current understanding of Key events and trends across the industry and targeted market segments. Be able to drive strategic and tactical planning.
     o Financial Management: Successfully deliver financial objectives through maintaining staff utilization and financial realization, margins, fiscal accountability, discipline and control, including full P&L responsibility.
     o Tracking and Reporting: Track expected results and expenditures measure progress against identified objectives and report outcomes on a regular basis.

     Special Responsibilities: In addition to the responsibilities set forth above, within six (6) months from the date of this Agreement, Employee will be responsible for developing and proposing to the Board of Directors an executive bonus plan applicable to all key executives.

     AND STOCK OPTION AGREEMENT ANNEXED HERETO AS PART OF SCHEDULE 1.

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                                   SCHEDULE 2
                                   ----------

             Annex Copy of C.R.S.ss.ss.7-74-102(4) and 8-2-113(2)(d)
















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